Exhibit 99.1

Finch Therapeutics Reports Second Quarter 2021 Financial Results and Provides Business Update

•	Takeda to accelerate leadership role in advancing FIN-524/TAK-524 ulcerative colitis development program
•	Topline safety and efficacy data from more than 130 recurrent CDI patients treated with CP101 in open label PRISM-EXT trial expected in H2 2021
•	Continued progress advancing development programs, with clinical data across multiple programs anticipated in 2022

SOMERVILLE, Mass., August 10, 2021 (GLOBE NEWSWIRE) -- Finch Therapeutics Group, Inc. (“Finch” or “Finch Therapeutics”) (Nasdaq: FNCH), a clinical-stage microbiome therapeutics company leveraging its Human-First Discovery® platform to develop a novel class of orally administered biological drugs, today reported financial results for the second quarter ended June 30, 2021 and provided a business update.

“The Finch team has made tremendous progress executing on our clinical development plans and positioning Finch for important data readouts next year from trials evaluating FIN-211 in children with autism and GI symptoms and CP101 in adults with chronic hepatitis B infection,” said Mark Smith, PhD, Chief Executive Officer of Finch Therapeutics. “We believe these readouts, as well as the upcoming readout from our open-label trial of CP101 in recurrent C. difficile, will build on the clinical results we have demonstrated thus far with our lead candidate CP101 and highlight the broad potential of the differentiated platform we have built to translate insights from compelling clinical data into novel product candidates. In addition to our current portfolio, we continue to make progress across multiple discovery-stage programs that offer exciting new opportunities to leverage our Human-First Discovery platform.”

Recent Highlights

•

Takeda to Accelerate Leadership Role in FIN-524/TAK-524 Ulcerative Colitis Development Program: In August 2021, Finch announced that Takeda elected to accelerate the transition of development responsibility for FIN-524/TAK-524, a targeted consortia product candidate developed by Finch and Takeda for the treatment of ulcerative colitis. The transition will enable Takeda to leverage its expertise in inflammatory bowel disease (IBD) throughout the clinical development of FIN-524/TAK-524.

•	Continued Progress Advancing Development of CP101 Programs:

CP101 for Recurrent CDI: Finch has completed several key trial start-up activities, including the receipt of central IRB approval, for the PRISM4 Phase 3 trial which is designed to serve as the second pivotal trial of CP101 for recurrent C. difficile infection (CDI).

CP101 for Chronic HBV: Building on KOL feedback and existing third-party clinical data, Finch has decided to expand RECLAIM, a planned Phase 1b trial of CP101 in chronic hepatitis B (HBV), from two cohorts to four cohorts. RECLAIM will now evaluate CP101 in four HBV subpopulations including two cohorts of HBeAg positive patients with low and high viral DNA levels respectively and two cohorts of HBeAg negative patients, one on oral antivirals and a second that is treatment naïve. These changes to the trial design are designed to enhance the ability to detect a signal among key exploratory endpoints, including levels of surface antigen, e-antigen, viral

DNA, and immunological biomarkers. With these refinements to the trial design and our allocation of available drug supply across our portfolio, RECLAIM is anticipated to initiate in early 2022, with an initial safety readout in the first half of 2022 and topline data from multiple cohorts available in the second half of 2022.

•

Expanded Leadership Team and Board of Directors: Finch appointed Stephen Klincewicz, DO, MPH, JD to Vice President of Drug Safety and Pharmacovigilance in June 2021. Additionally, Finch announced in April 2021 the appointment of Susan E. Graf to its Board of Directors.

Key Anticipated Upcoming Milestones

•

Topline 8-week and 6-month data from PRISM-EXT, an open-label trial evaluating the safety and efficacy of CP101 for recurrent CDI in over 130 patients, is anticipated in the second half of 2021 and topline data from the PRISM4 Phase 3 trial of CP101 in recurrent CDI is anticipated in the first half of 2023.

•

Topline data from a Phase 1b trial of FIN-211 in children with autism spectrum disorder (ASD) and gastrointestinal symptoms and a Phase 1b trial of CP101 in chronic HBV are anticipated in the second half of 2022.

Second Quarter 2021 Financial Results

•

Finch reported a net loss of $15.2 million for the second quarter of 2021 as compared to a net loss of $8.3 million for the same period in 2020. The increase was largely due to increased research and development expenses, as well as increased costs related to the infrastructure needed to support Finch’s growth.

•

Research and development expenses for the second quarter of 2021 were $14.0 million, compared with $8.1 million for the same period in 2020. The increase was primarily due to an increase in personnel costs, manufacturing related expenses and early asset discovery work. Increases were also due to expansion and development of Finch’s chronic HBV and ASD programs.

•

General and administrative expenses for the second quarter of 2021 were $5.9 million, as compared with $2.6 million for the same period in 2020. The increase was primarily due to increased headcount to support Finch’s operational growth, an increase in business insurance costs and an increase in professional fees to support Finch’s transition to a public company.

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Finch’s cash and cash equivalents as of June 30, 2021 was $168.1 million compared to $99.7 million as of December 31, 2020. Finch expects that the cash and cash equivalents it had on hand at June 30, 2021 will be sufficient to fund operating expenses and capital expenditures into mid-2023.

About Finch Therapeutics

Finch Therapeutics is a clinical-stage microbiome therapeutics company leveraging its Human-First Discovery® platform to develop a novel class of orally administered biological drugs. With the capabilities to develop both complete and targeted microbiome therapeutics, Finch is advancing a rich pipeline of candidates designed to address a wide range of unmet medical needs. Finch’s lead candidate,

CP101, is in late-stage clinical development for the prevention of recurrent C. difficile infection (CDI), and has received Breakthrough Therapy and Fast Track designations from the U.S. Food and Drug Administration. In June 2020, Finch announced that CP101 met its primary efficacy endpoint in PRISM3, the first of two pivotal trials to support the development of CP101 for the prevention of recurrent CDI. PRISM4, a Phase 3 trial, is designed to serve as the second pivotal trial of CP101 for recurrent CDI. Finch is also developing CP101 for the treatment of chronic hepatitis B virus, and FIN-211 for the treatment of the gastrointestinal and behavioral symptoms of autism spectrum disorder. Finch has a partnership with Takeda focused on the development of targeted microbiome therapeutics for inflammatory bowel disease.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: the initiation and timing of Finch’s clinical trials and the period during which the results of trials will be available, including specifically the data readouts from a Phase 3 trial in recurrent C. difficile and Phase 1 trials in autism and chronic hepatitis B; Finch’s ability to advance the development of a novel class of therapeutics; Finch’s ability to demonstrate the breadth and potential of its microbiome therapeutics platform; the therapeutic value, development, and commercial potential of microbiome therapeutics; and Finch’s expected cash runway. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Finch’s limited operating history and historical losses; Finch’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Finch’s dependence on the success of its lead product candidate, CP101; the possibility that Finch may be delayed in initiating, enrolling or completing any clinical trials; results of clinical trials may not be sufficient to satisfy regulatory authorities to approve Finch’s product candidates in their targeted or other indications (or such authorities may request additional trials or additional information); results of clinical trials may not be indicative of final or future results from later stage or larger clinical trials (or in broader patient populations once the product is approved for use by regulatory agencies) or may not be favorable or may not support further development; Finch’s product candidates, including CP101, may not generate the benefits to patients that are anticipated; anticipated regulatory approvals may be delayed or refused; competition from third parties that are developing products for similar uses; Finch’s ability to maintain patent and other intellectual property protection and the possibility that Finch’s intellectual property rights may be infringed, invalid or unenforceable or will be threatened by third parties; Finch’s ability to qualify and scale its manufacturing capabilities in anticipation of commencement of multiple global clinical trials; Finch’s lack of experience in selling, marketing and distributing its product candidates; Finch’s dependence on third parties in connection with manufacturing, clinical trials and preclinical studies; and risks relating to the impact and duration of the COVID-19 pandemic on Finch’s business. These and other risks are described more fully in Finch’s filings with the Securities and Exchange Commission (“SEC”), including the section titled “Risk Factors” in Finch’s Quarterly Report on Form 10-Q filed with the SEC on May 13, 2021, as well as discussions of potential risks, uncertainties, and other important factors in Finch’s other filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Finch undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Human-First Discovery® is a registered trademark of Finch Therapeutics Group, Inc.

Investor Contact:

Laurence Watts
Gilmartin Group
(619) 916-7620
laurence@gilmartinir.com

or

Stephen Jasper
Gilmartin Group
(858) 525 2047
stephen@gilmartinir.com

Media Contact:

Jenna Urban
Berry & Company Public Relations
jurban@berrypr.com
212-253-8881

Finch Therapeutics Group, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
	2021	2020	2021	2020
Revenue:
Collaboration revenue	$2,830	$2,237	$6,383	$3,849
Other revenue	—	112	—	292
Total revenue	2,830	2,349	6,383	4,141
Operating expenses:
Research and development	13,964	8,135	26,939	15,532
General and administrative	5,882	2,574	10,433	4,832
Total operating expenses	19,846	10,709	37,372	20,364
Loss from operations	(17,016)	(8,360)	(30,989)	(16,223)
Other income	1,847	101	1,839	63
Net loss	$(15,169)	$(8,259)	$(29,150)	$(16,160)
Net loss per share attributable to common stockholders—basic and diluted	$(0.32)	$(1.02)	$(0.95)	$(2.03)
Weighted-average common stock outstanding—basic and diluted	47,379,887	8,069,304	30,798,698	7,968,267

Finch Therapeutics Group, Inc.

Condensed Consolidated Balance Sheet Data (Unaudited)

(in thousands)

	JUNE 30, 2021	DECEMBER 31, 2020
Assets:
Cash and cash equivalents	$168,136	$99,710
Other assets	82,192	65,628
Total assets	$250,328	$165,338
Liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)
Liabilities	22,135	28,002
Redeemable convertible preferred stock	—	233,054
Stockholders' equity (deficit)	228,193	(95,718)
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$250,328	$165,338